Independent Data Monitoring Board Recommends Continuation to
Completion of Genta’s Phase 3 Trial of Genasense® in Advanced
Melanoma

- AGENDA Trial Passes Futility and Safety Analysis

- Intent-to-File Notice Submitted to EMEA

BERKELEY HEIGHTS, NJ – May 19, 2009 – Genta Incorporated (OTCBB: GNTA.OB) today announced that the independent Data Monitoring Board (DMB) for AGENDA, a randomized Phase 3 trial of Genasense® in patients with advanced melanoma, has informed the Company that the study has passed its final futility analysis  for progression-free survival (PFS).  Accordingly, the Board has recommended that the study should continue to completion.

Coincident with this recommendation, Genta has submitted an “intent-to-file” notice via the centralized procedure to the European Medicines Agency (EMEA), along with a request for assignment of rapporteurs.  Such notice is required prior to submission of a Marketing Authorization Application (MAA).

“Futility analyses after completing accrual have been occasions for failure of two other Phase 3 melanoma drugs earlier this year,” said Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer.  “Having announced enrollment completion last month, we are greatly pleased with this report from the DMB for AGENDA.  The next milestone is release of final data on progression-free survival (PFS), which is expected in the 4th quarter of this year.  If positive, we expect our regulatory applications for Genasense will be based on statistically significant and clinically meaningful improvements in PFS.”

AGENDA is a randomized double-blind trial in 315 patients with advanced melanoma.  The study is designed to confirm certain safety and efficacy results from a previous randomized trial of Genasense combined with dacarbazine in patients who have not previously received chemotherapy.  AGENDA employs a biomarker to define those patients who derived maximum clinical benefit during the preceding study.  These patients are characterized by low-normal levels of LDH, a tumor-derived enzyme that is readily detected in blood.  In large trials like AGENDA, one or more analyses for “futility” are commonly conducted by an independent committee to determine whether there is no longer a reasonable chance that a trial will achieve its major endpoints.  AGENDA has co-primary endpoints of PFS and overall survival (OS), and subsequent futility analyses for OS are planned if the PFS endpoint is achieved.  AGENDA is intended to support global registration of Genasense for patients with advanced melanoma.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death).  By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment.  Genta is pursuing a broad clinical development program with Genasense to evaluate its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss.  The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Ganite and Genasense are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (FDA) or EMEA;
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;

•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•
the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2008 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com